AgFeed Industries Reports Record 2006 Financial Results - Net Income Up 75%, $0.07 Per Share Fully Diluted

AgFeed Management Projects Strong Sales and Earnings Growth in 2007 in a Favorable Market Environment

NEW YORK--—March 14, 2007--AgFeed Industries, Inc., (OTCBB:AGFI, website: www.agfeedinc.com) the first China-based animal feed and nutritional product company publicly traded in the U.S., today announced that it achieved record earnings growth from the production and sale of its animal nutritional products in 2006.

The following are some of the key performance highlights for the year ended December 31, 2006, from the Company's Annual Report Form 10-KSB filed with the SEC:

2006 FINANCIAL HIGHLIGHTS:

•	Net Income up 75% to approximately $1.18 million, or $0.07 per fully diluted share. Excluding one time charges, the Company would have reported approximately $0.11 per share in net income.

•	Net Revenue increased to approximately $8.59 million.

•	Gross Profit increased to approximately $3.15 million, up 39% from 2005.

•	The Company privately placed $3 million in equity financing with an institutional investor in February 2007.

2006 OPERATIONAL HIGHLIGHTS

•	The Company received an exemption from Chinese income taxes from July 2006 to July 2008.

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Acquired Guangxi Huijie Science and Technology Feed Co., Ltd in December 2006. Guangxi Huijie is a market leader serving China’s vast Guangxi Province with a broad customer base. Integration of Guangxi Huijie’s business into AGFI was successful. Huijie is expected to contribute significantly to the Company’s financial performance in 2007.

•	Named one of China's 'Top Ten Suppliers of Safe Animal Food' by the Chinese Government

Mr. Xiong Junhong , CEO of AgFeed commented, “Our results for the year reflected continued growing demand for safe and high quality animal feed products and the increased strength of the AgFeed brand. AGFI has a simple business model: serving China’s vast and highly fragmented animal feed industry, which is ranked the 2nd largest in the world valued at approximately $40 billion in 2006. With annual growth of approximately 15%, China’s animal feed industry enjoys the world’s fastest growth in customer demand as China’s population gets wealthier and demand for meat products increases substantially. In 2007, with our strategic financing already in place, AGFI will continue to execute our growth strategies through organic growth and select strategic acquisitions."

SIGNIFICANT MARKET DEMAND

"Demand for animal feed continues to grow at a high rate," said Mr. Xiong Junhong, CEO. Utilizing proprietary feed technologies, AgFeed serves a highly profitable sector in China's vast and rapidly growing animal feed industry. Through three operating subsidiaries strategically located and serving several key markets in Jiangxi Province, Shanghai, and Guangxi Province, respectively, the Company has continued to grow towards becoming a leading manufacturer, marketer and distributor of animal nutritional products throughout China, although there can be no assurance that it will achieve its objective.

FAVORABLE MARKET ENVIRONMENT

Drastic improvement in the quality of life in China during China’s rapid economic development in the last 20 years have led to sharp increases in the demand for greater quantities and quality of meats. With the Chinese government placing an increasing emphasis on the development of China's meat industry, the Government has adopted policies directed towards strengthening the agricultural and husbandry markets. AgFeed is positioning itself to capitalize on the market's growth.

2007 OUTLOOK AND PERFORMANCE TARGETS

In 2007, management’s plan for AGFI is to continue to expand its customer base. The Company will seek to pursue suitable acquisition targets where value can be found and synergy can be realized. The Company will continue to expand its sales and distribution network throughout China, leveraging on the Company’s established positive corporate image and recognized brand name.

STRENGTHEN CORPORATE GOVERNANCE AND PURSUE EXCHANGE LISTING

Among the objectives of current management is to add independent board members to the Company and strengthens its corporate governance and meet listing requirements of one or more Securities Exchanges. The Company intends to pursue share listing on a national stock exchange in the near future.

About AgFeed Industries, Inc.

A U.S. company under U.S. corporate governance, AgFeed Industries is the first China-based animal feed and nutritional product company publicly traded in the U.S. Through its operating subsidiaries which were founded in 1995 in China, AgFeed is a leading manufacturer, marketer and distributor of animal nutrition products targeting China's vast and growing animal feed market. AgFeed is the No. 1 player in the pre-mix market for pork by sales volume in China's eastern provinces. China's animal feed market was $34.6 billion in 2005 according to China Feed Industry Association.

Safe Harbor Statement

Certain forward-looking statements made on this press release are made pursuant to the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to the risks described in the company filings with the Securities and Exchange Commission.

Contact:
AgFeed Industries, Inc.
Mr. Sam Zhou, Corporate Development
Tel: 011-86-13925912908
info@agfeedinc.com
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Source: AgFeed Industries, Inc.